      							OMB Number	3235-0287
								Expires:		September 30, 1998
								Estimated average burden
								hours per response			0.5
FORM 4
/  /	Check this box if no longer
	subject to Section 16.  Form 4 or
	Form 5 obligations may continue.
	See Instruction 1(b).

				U.S. SECURITIES AND EXCHANGE COMMISSION
						Washington, D. C. 20549
				STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

	Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934,
		Section 17(a) of the Public Utility Holding Company Act of 1935
			or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1.	Name and Address of Reporting Person

	Avocet Investment Partners, L.P.
	111 Congress Ave., Suite 1600, Austin, TX  78701
	____________________________________________________________________
	(Last) (First) (Middle), (Street), (City) (State) (Zip)

2.	Issuer Name and Ticker or Trading Symbol

	American Locker Group Incorporated (ALGI)

3.	IRS or Social Security Number of Reporting Person (Voluntary) _______

4.	Statement for Month/Year

		10-98

5.	If Amendment, Date of Original (Month/Year)


6.	Relationship of reporting person to issuer
	(Check all applicable)

	____ Director			XXXX 10% Owner

	____ Officer (give		____ Other (specify
          title below)			  below)
			______________________

7.	Individual or Joint/Group Filing (Check Applicable line)
	XXXX Form filed by one Reporting Person
	____ Form filed by More than One Reporting Person
											SEC 1474 (7-96)

FORM 4 (continued)							Page 2 of 10 pages

Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned


1.	Title of Security (Instr. 3)

	Common Stock

2.	Transaction Date (Month/Day/Year)	`

	10/2/98

3.	Transaction Code (Instr. 8)

	Code					V

	P					_____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)				Price

	300				A				$23.3100

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	_____________________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

	D

7.	Nature of Indirect Beneficial Ownership (Inst. 4)
	____________________________________________________________________

_________________________________________________________________________

FORM 4 (continued)								Page 3 of 10 Pages

1.	Title of Security (Instr. 3)

	Common Stock

2.	Transaction Date (Month/Day/Year)

	10/5/98

3.	Transaction Code (Instr. 8)

	Code					V

	P					___________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount 		(A) or (D)			Price

	200				A			$23.4975

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	_____________________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

	D

7.	Nature of Indirect Beneficial Ownership (Inst. 4)
	____________________________________________________________________

_________________________________________________________________________

FORM 4 (continued)							Page 4 of 10 pages

1.	Title of Security (Instr. 3)

	Common Stock

2.	Transaction Date (Month/Day/Year)

	10/6/98

3.	Transaction Code (Instr. 8)

	Code					V

	P					____________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount		(A) or (D)		Price

	200				A		$23.2475

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	_____________________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

	D

7.	Nature of Indirect Beneficial Ownership (Inst. 4)
	____________________________________________________________________

_________________________________________________________________________

FORM 4 (continued)						Page 5 of 10 Pages

1.	Title of Security (Instr. 3)

	Common Stock

2.	Transaction Date (Month/Day/Year)

	10/7/98

3.	Transaction Code (Instr. 8)

	Code					V

	P					_______________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount			(A) or (D)		Price

	1,600					A		$21.8022

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

	D

7.	Nature of Indirect Beneficial Ownership (Inst. 4)
	____________________________________________________________________

FORM 4 (continued)						Page 6 of 10 Pages

1.	Title of Security (Instr. 3)

	Common Stock

2.	Transaction Date (Month/Day/Year)

	10/8/98

3.	Transaction Code (Instr. 8)

	Code					V

	P					_______________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount			(A) or (D)		Price

	1,300					A		$20.6080

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)


6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

	D

7.	Nature of Indirect Beneficial Ownership (Inst. 4)
	____________________________________________________________________

FORM 4 (continued)						Page 7 of 10 Pages

1.	Title of Security (Instr. 3)

	Common Stock

2.	Transaction Date (Month/Day/Year)

	10/9/98

3.	Transaction Code (Instr. 8)

	Code					V

	P					_______________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount			(A) or (D)		Price

	500					A		$20.6725

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)


6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

	D

7.	Nature of Indirect Beneficial Ownership (Inst. 4)
	____________________________________________________________________

FORM 4 (continued)						Page 8 of 10 Pages

1.	Title of Security (Instr. 3)

	Common Stock

2.	Transaction Date (Month/Day/Year)

	10/13/98

3.	Transaction Code (Instr. 8)

	Code					V

	P					_______________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount			(A) or (D)		Price

	100					A		$20.8100

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)

	255,700

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

	D

7.	Nature of Indirect Beneficial Ownership (Inst. 4)
	____________________________________________________________________

FORM 4 (continued)								Page 9 of 10 pages

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).							SEC 1474 (7-96)

Table II -	Derivative Securities Acquired, Disposed of,
		or Beneficially Owned
		(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3) ______________________________

2.	Conversion or Exercise Price of Derivative Security  _________________

3.	Transaction Date (Month/Day/Year)  ______________

4.	Transaction Code (Instr. 8)

	Code  ______		V  ______

5.	Number of Derivative Securities Acquired (A)	or Disposed of (D)
	(Instr. 3, 4, and 5)  (A)  _____________    (D)  ______________

6.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	____________________			________________________

7.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 3 and 4)

	Title _______________________	Amount or Number of Shares ________

8.	Price of Derivative Security (Instr. 5)	_______________

9.	Number of derivative Securities Beneficially Owned at End of Month
	(Instr. 4)     _______________

10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I)
	(Instr. 4)  __________________

11.	Nature of Indirect Beneficial Ownership (Inst. 4)
	____________________________________________________________________
_________________________________________________________________________

FORM 4 (continued)							Page 10 of 10 pages


Explanation of Responses:		AVOCET INVESTMENT PARTNERS, L.P.   11-4-98
													   Date
						By:	Avocet Capital Management, L.P.
				\			General Partner

						  By:  GWL Partners, L.P., General Partner

							By:  GWL Management, L.L.C.
								General Partner

							  By:  /s/ G. Walter Loewenbaum
								  G. Walter Loewenbaum, Manager
								  **Signature of Reporting Person

**	Intentional misstatements or omissions of facts constitute
	Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
	 If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection
of information contained in this form are not required to respond
unless the form displays a currently valid OMB Number.   SEC 1474 (7-96)